Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE: May 8, 2013

Uwharrie Capital Corp, with total assets of $547 million, announces today that net income for the three month period ended March 31, 2013 was $763 thousand versus $700 thousand for the same period in 2012. Compared to the same period last year, income from mortgage banking activities increased $31 thousand while the Company benefitted significantly from lower asset quality costs.

“Our first quarter numbers reflect a profitable start to 2013,” stated Roger L. Dick, Chief Executive Officer and President. “We continue to attract an increasing number of local businesses and professionals who are seeking a high level of service, customized financial solutions, long term relationships with their community financial institution and ready access to experienced relationship managers.”

Net income available to shareholders was $499 thousand or $0.07 per common share for the three months ending March 31, 2013 compared to $539 thousand or $0.07 per share for the same period in 2012. Net income available to shareholders takes into consideration the payment of dividends on preferred stock issued by the Company as well as dividends on preferred stock issued by our banking subsidiaries. Uwharrie paid $161 thousand in dividends to its preferred shareholders during 2013 and its subsidiary banks paid an additional $103 thousand in dividends on preferred stock at the individual bank level. In total, this is $264 thousand compared to $161 thousand during the same period in 2012. With the redemption at par of 77% of the preferred stock issued under TARP at the end of the first quarter of 2013, Uwharrie expects lower dividend payments by 46% in the second quarter of 2013.

Uwharrie Capital Corp offers a full range of financial solutions through its financial services companies including Bank of Stanly, Anson Bank and Trust, Cabarrus Bank and Trust, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704)-982-4415.

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NEWS RELEASE